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As filed with the Securities and Exchange Commission on October 26, 2005.
Registration No. 333-126654

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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

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Amendment No.1
to
FORM SB-2

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REGISTRATION STATEMENT
UNDER
SECURITIES ACT OF 1933
______________________________

       BIRCH BRANCH, INC.
(Name of small business issuer in its Charter)
Colorado (State or other jurisdiction of incorporation or organization)	6552 (Primary Standard Industrial Classification Code Number)	84-1124170 (IRS Employer Identification Number)

2525 Fifteenth Street
Suite 3H
Denver, CO 80211
303-480-5037
                                303-480-5038 (fax)
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Michael L. Schumacher
President, Treasurer, Chief Financial Officer and Director
2525 Fifteenth Street
Suite 3H
Denver, CO 80211
303-480-5037
                           303-480-5038 (fax)
(Name, address, including zip code, and telephone number of agent for service of process)

Copies to:

Clifford L. Neuman, Esq.
Clifford L. Neuman, PC
1507 Pine Street
Boulder, Colorado 80302
(303) 449-2100
(303) 449-1045 (fax)

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   [   ]

Calculation of Registration Fee
Title of Each Class of Securities to be Registered	Amount To be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, no par value	1,287,393	$0.02	$21,871	$100.00
TOTAL:	1,287,393	$0.02	$21,871	$100.00

(1)     Consists of Common Stock of Birch Branch, Inc. to be distributed pro-rata to Prime Rate Income & Dividend Enterprises, Inc. (PIDV) holders of record as of November 26, 2002 (the "Spin-off Record Date") to effect a spin-off of our shares. The PIDV shareholders will not be charged or assessed for the Birch Branch Common Stock, and Birch Branch will receive no consideration for the distribution of the foregoing shares in the spin-off. There currently exists no market for Birch Branch's Common Stock. Birch Branch has an accumulated capital deficit. As a result, the registration fee has been calculated based on one-third (1/3) of the stated value of the shares in accordance with the provisions of Rule 457(f)(2).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

BIRCH BRANCH, INC.

Cross-Reference Index
	Item No. and Heading In Form SB-2 Registration Statement	Location in Prospectus

1.	Forepart of the Registration Statement and Outside Front Cover Page of Prospectus	Forepart of Registration Statement and Outside Front Cover Page of Prospectus

2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front and Outside Back Cover Pages of Prospectus

3.	Summary and Risk Factors	Prospectus Summary; Risk Factors

4.	Use of Proceeds	*

5.	Determination of Offering Price	Front Cover Page

6.	Dilution	*

7.	Selling Securityholders	*

8.	Plan of Distribution	Plan of Distribution

9.	Legal Proceedings	Legal Proceedings

10.	Directors, Executive Officers, Promoters and Controlling Persons	Management

11.	Security Ownership of Certain Beneficial Owners and Management	Security Ownership of Management and Principal Stockholders

12.	Description of Securities	Description of Securities

13.	Interest of Named Experts and Counsel	Legal Matters; Experts

14.	Disclosure of SEC Position on Indemnification for Securities Act Liabilities	Management - Indemnification and Limitation on Liability of Directors

15.	Organization Within Last Five Years	The Company; Business - Overview

16.	Description of Business	Prospectus Summary; Risk Factors; Business

17.	Management's Discussion and Analysis or Plan of Operation	Management's Discussion and Analysis of Financial Condition and Results of Operations; Financial Statements; Business

18.	Description of Property	Business

19.	Certain Relationships and Related Transactions	Certain Transactions

20.	Market for Common Equity and Related Stockholder Matters	Certain Market Information

21.	Executive Compensation	Management - Executive Compensation

22.	Financial Statements	Financial Statements

23.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	*

*  Omitted from prospectus because Item is inapplicable or answer is in the negative

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED _____________, 2005

Prospectus

BIRCH BRANCH, INC.
Spin-Off of Birch Branch, Inc. by the Distribution of
1,287,393 Shares of Common Stock

We are furnishing this Prospectus to the shareholders of Prime Rate Income & Dividend Enterprises, Inc. (PIDV), a Colorado corporation.

Shareholders of PIDV will receive one (1) of our shares for every one (1) share of PIDV which they owned on November 26, 2002, the record date of the distribution. Fractional shares will be rounded to the nearest whole. These distributions will be made within ten (10) days of the date of this Prospectus. Birch Branch, Inc. is bearing all costs incurred in connection with this distribution.

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Our President, Michael Schumacher, has held the shares in trust since the spin-off was declared in November 2002. Mr. Schumacher has not, and will not, receive any compensation for holding our shares in trust. By virtue of his position as trustee, Mr. Schumacher is considered an underwriter under applicable federal securities law.
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Before this offering, there has been no public market for our common stock and our common stock is not listed on any stock exchange or on the over-the-counter market. This distribution of our common shares is the first public distribution of our shares. It is our intention to seek a market maker to publish quotations for our shares on the OTC Electronic Bulletin Board; however, we have no agreement or understanding with any potential market maker. Accordingly, we can provide no assurance to you that a public market for our shares will develop and if so, what the market price of our shares may be.

Investing in our common stock involves a high degree of risk. You should read the "Risk Factors" beginning on Page ___.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy or accuracy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2005.

Questions And Answers About The Spin-Off

Q:	How Many Birch Branch Shares Will I Receive?

A:

Birch Branch will distribute to you one (1) share of our common stock for every one (1) share of PIDV you owned on the record date. No cash distributions will be paid for fractional shares, which will be rounded to the nearest whole.

Q:	What Are Shares Of Birch Branch Worth?

A:	The value of our shares will be determined by their trading price after the spin-off. We do not know what the trading price will be and we can provide no assurances as to value.

Q:	What Will Birch Branch Do After The Spin-Off?

 A: 	We will operate a bed and breakfast facility on one of our lots in Nebraska. We will continue to hold the other four lots we own for possible development or sale.

Q:	Will Birch Branch Shares Be Listed On A National Stock Exchange Or The Nasdaq Stock Market?

A:

Our shares will not be listed on any national stock exchange or the Nasdaq Stock Market. It is our hope that the shares will be quoted by one or more marketmakers on the OTC Electronic Bulletin Board, although we have no agreements or understandings with any marketmaker to do so.

Q:	What Are The Tax Consequences To Me Of The Spin-Off?

A:

The distribution will not qualify as a tax-free spin-off under U.S. tax laws. Consequently, the total value of the distribution, as well as your initial tax basis in our shares, will be determined by the fair market value of our common shares at the time of the spin-off. A portion of this distribution will be taxable to you as a dividend and the remainder will be a tax-free reduction in your basis in your PIDV shares.

Q:	What Do I Have To Do To Receive My Birch Branch Shares?

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No action by you is required. You do not need to pay any money or surrender your PIDV common shares to receive our common shares. We will mail your Birch Branch shares to your record address as of the record date.

About this Prospectus

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You should rely only on the information contained in this prospectus. We have not, and PIDV has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. PIDV and we believe that the information contained in this prospectus is accurate as of the date on the cover. Changes may occur after that date; PIDV and we may not update this information except as required by applicable law.
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Forward-looking Statements

In General

This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about our future business plans and strategies, and most other statements that are not historical in nature. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Although we believe that any forward-looking statements we make in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified above in the Risk Factors section of this prospectus, include:
*	changes in general economic and business conditions affecting the real estate industry;

*	changes in legislation and regulation effecting the real estate industry;

*	changes in our business strategies;

*	the level of demand for our developed real estate; and

*	the availability of working capital.

In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by our company or any other person that our objectives and plans will be achieved.

Summary

About Our Company

       Please note that throughout this prospectus the words "we," "our," or "us" refers to Birch Branch.

       Birch Branch was a wholly-owned subsidiary of Pride Holdings, Inc. (Pride Holdings). Pride Holdings is a wholly-owned subsidiary of Pride, Inc. (Pride). Pride was a wholly-owned subsidiary of PIDV. On November 12, 2002, the directors of PIDV approved, subject to the effectiveness of a registration with the Securities and Exchange Commission, the pro rata spin-off of Pride to PIDV shareholders of record on November 26, 2002 on a pro rata basis, exclusive of shares issued to U.S. Medical Systems, Inc. (USMS) shareholders effective Novembers 12, 2002. PIDV entered into a share exchange agreement with USMS whereby USMS became a wholly-owned subsidiary of PIDV. This business combination completed in November 2002 was accounted for as a reverse acquisition of PIDV since the former controlling shareholders of USMS controlled PIDV after the transaction. Since USMS's business is not related to the real estate and mortgage investment business of Pride, the PIDV directors decided it was in the best interest of PIDV and Pride and PIDV's shareholders to spin-off Pride. PIDV changed its name to U.S.MedSys Corp. in March 2004.

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       Simultaneously with the pro rata spin-off of Pride, the directors of Pride and Pride Holdings determined that Birch Branch should also be distributed on the same basis to the same qualified PIDV shareholders. Birch Branch is the owner of five residential lots comprising a total of eight acres in Nebraska. Since Birch Branch desired to develop this property and needed additional capital to fund this development and since Pride and Pride Holdings are not in the real estate development business, it was determined that it was in the best interest of Pride's shareholders to spin-off Birch Branch to the same PIDV qualified shareholders. The shares of Birch Branch are being held by our President, Michael Schumacher, for the benefit of PIDV qualified shareholders, with instructions to authorize the distribution of the Birch Branch shares once the Form SB-2 is effective with the Securities and Exchange Commission. Based on his role as trustee for the Birch Branch shares, Mr. Schumacher is considered an underwriter under applicable law. Mr. Schumacher is not being compensated for his role as trustee. The shares will be distributed by Corporate Stock Transfer, which acts as our transfer agent.

       We own five adjoining residential lots in the State of Nebraska. At November 12, 2002, Birch Branch had tentative plans to build a replica of a historic artist's studio on one of the Nebraska property lots, but had not commenced construction at that time. The tentative plans called for using the studio as a bed and breakfast type rental facility. Construction began on the studio in 2003 and was completed in September of this year. The total cost including furnishings was $410,000, including interest on the advances from our President. We intend to operate the bed and breakfast as our primary business. The remaining four lots are being held for potential future development or sale. We intend to market our bed and breakfast rental facility by local advertising.
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       Our principal executive offices are located at 2525 Fifteenth Street, Suite 3H, Denver, Colorado 80211, and our telephone number is (303) 480-5037.

Explanatory Note

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       We established November 26, 2002 as the spin-off record date. The delay between the record date and the date of this prospectus has been the result of our being understaffed and undercapitalized. Our understaffing and undercapitalization also contributed to the delays in completing the audit of our financial statements. Our primary focus has been construction of the studio, which delayed our accounting and thereby our audit.
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Risk Factors

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding to invest in shares of our common stock.

The occurrence of any of the following risks could materially and adversely affect our business, financial condition and operating result. In this case, the trading price of our common stock could decline and you might lose all or part of your investment.

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If we do not generate adequate revenues to finance our operations, our business may fail.

       We have not generated revenues from our inception. As of June 30, 2005, we had a cash position of only $2,980. We intend to market our bed and breakfast rental facility by local advertising. Operating costs are expected to range between $20,000 and $25,000, for the next twelve months. These operating costs include insurance, taxes, utilities, maintenance, food costs, janitorial, contract services and all other costs of operations. However, the operating costs and expected rental income are difficult to predict. We expect to generate revenues in the next twelve months from rental income from referrals from certain individuals and entities that operate unrelated businesses nearby the property. Since there can be no assurances that rental income will be sufficient to cover operating costs for the foreseeable future, it may be necessary to raise additional funds. Due to our lack of operating history, raising additional funds may be difficult. Our President has agreed to provide operating capital in the form of advances to cover operating expenses only through the year ending June 30, 2006.

We will be forced to continue to borrow money from our President until at least June 2006, which will increase our debt and make repayment more difficult.

        Because it is expected that our business will be seasonal with nearly all revenue generated during the period commencing May 1 and ending October 31, we do not anticipate any material revenue until May 2006. As a result, we will be required to continue to borrow money from our President, Mr. Schumacher, to finance operations. Mr. Schumacher has committed to funding our working capital needs until June 2006, but our increased debt to him could make repayment more difficult.

If we default in the repayment of advances to our President, we could forfeit our sole productive asset.

        As of June 30, 2005, we owed our President, Mr. Schumacher, $385,672 including accrued interest. Repayment of our debt to Mr. Schumacher, which accrues interest at 8% per annum, will be secured by a mortgage on our bed and breakfast and the adjoining lots owned by us. We are in the process of documenting and recording the mortgage. Principal and interest on our debt to Mr. Schumacher will be due September 30, 2010. If we default in the repayment to Mr. Schumacher, he could foreclose on the bed and breakfast and we would lose our sole producing asset.

The lack of a broker or dealer to create or maintain a market in our stock could adversely impact the price and liquidity of our securities.
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       We have no agreement with any broker or dealer to act as a marketmaker for our securities and there is no assurance that we will be successful in obtaining any marketmakers. Thus, no broker or dealer will have an incentive to make a market for our stock. The lack of a marketmaker for our securities could adversely influence the market for and price of our securities, as well as your ability to dispose of, or to obtain accurate information about, and/or quotations as to the price of, our securities.

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As our stock will not be listed on Nasdaq or another national exchange, trading in our shares will be subject to rules governing "penny stocks," which will impair trading activity in our shares.

       As we do not intend to list our stock on Nasdaq or another national exchange, our stock will therefore be subject to rules adopted by the Commission regulating broker dealer practices in connection with transactions in "penny stocks." Those disclosure rules applicable to "penny stocks" require a broker dealer, prior to a transaction in a "penny stock" not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Commission. That disclosure document advises an investor that investment in "penny stocks" can be very risky and that the investor's salesperson or broker is not an impartial advisor but rather paid to sell the shares. The disclosure contains further warnings for the investor to exercise caution in connection with an investment in "penny stocks," to independently investigate the security, as well as the salesperson with whom the investor is working and to understand the risky nature of an investment in this security. The broker dealer must also provide the customer with certain other information and must make a special written determination that the "penny stock" is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.

       These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares. You will also find it difficult to obtain accurate information about, and/or quotations as to the price of, our common stock.
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Issuances of our stock could dilute current shareholders and adversely affect the market price of our common stock, if a public trading market develops.

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       We have the authority to issue up to 500,000,000 shares of common stock, 50,000,000 shares of preferred stock, and to issue options and warrants to purchase shares of our common stock without stockholder approval. Although no financing is planned currently, we may need to raise additional capital to fund operating losses. If we raise funds by issuing equity securities, our existing stockholders who receive shares in the spin-off may experience substantial dilution. In addition, we could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.
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        The issuance of preferred stock by our Board of Directors could adversely affect the rights of the holders of our common stock. An issuance of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock. Our Board of Directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.

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Colorado law and our Articles of Incorporation protect our directors from certain types of lawsuits, which could make it difficult for us to recover damages from them in the event of a lawsuit.

        Colorado law provides that our directors will not be liable to our company or to our stockholders for monetary damages for all but certain types of conduct as directors. Our Articles of Incorporation require us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require our company to use our assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances.
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The cost of compliance with or liabilities under environmental laws may harm our operating results.

       Our operating expenses could be higher than anticipated due to the cost of complying with existing or future environmental laws and regulations. An owner of real property can face liability for environmental contamination created by the presence or discharge of hazardous substances on the property. We may face liability regardless of:

*	our knowledge of the contamination;
*	the timing of the contamination;
*	the cause of the contamination; or
*	the party responsible for the contamination of the property.

Competition in the bed and breakfast industry is intense.

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       Our primary business plan involves operating a bed and breakfast. This business is highly competitive. There are thousands of bed and breakfast rental facilities in the United States of America. Our competitors may have greater financial resources and more expertise in the rental business. Our ability to obtain revenue from our developed property will depend on our ability to rent rooms in this highly competitive environment.

The share control position of the Schumacher Plan will limit the ability of other shareholders to influence corporate actions.

        After distribution of our shares to the PIDV shareholders, a trust for the benefit of Mr. Schumacher will beneficially control approximately 53% of our outstanding shares. Because the trust will beneficially control more than a majority of the outstanding shares, other shareholders, individually or as a group, will be limited in their ability to effectively influence the election or removal of our directors, the supervision and management of our business or a change in control of or sale of our company, even if they believed such changes were in the best interest of our shareholders generally.

Our future success depends, in large part, on the continued service of our President.

        We depend almost entirely on the efforts and continued employment of Mr. Schumacher, our President. Mr. Schumacher is our primary executive officer, and we have depended on him for nearly all aspects of our operations. In addition, Mr. Schumacher is our only source of financing. We do not have an employment contract with Mr. Schumacher, and we do not carry key person insurance on his life. The loss of the services of Mr. Schumacher, through incapacity or otherwise, would have a material adverse effect on our business. It would be very difficult find and retain qualified personnel and a financing source to replace Mr. Schumacher.
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The Spin-Off and Plan of Distribution
Distributing Company	Birch Branch, Inc.

Shares To Be Distributed:	1,287,393 shares of our common stock, no par value. The shares to be distributed in the spin-off will represent 100% of our total common shares outstanding.

Distribution Ratio	One (1) of our common shares for every one (1) common share of PIDV owned of record on November 26, 2002. No cash distributions will be paid and fractional shares will be rounded to the nearest whole.

No Payment Required	No holder of PIDV common shares will be required to make any payment, exchange any shares or to take any other action in order to receive our common shares.

Record Date

The record date for Birch Branch's distribution shares is November 26, 2002. Since the record date, the PIDV common shares have been trading "ex dividend," meaning that persons who have bought their common shares after the record date are not entitled to participate in the distribution.

Prospectus Mailing Date	_________________, 2005. We have mailed this prospectus to you on or about this date.

 Distribution Date

1,287,393 of our common shares, which are held by our President, as trustee, will be delivered to the distribution agent on this date, and the spin-off will be completed.

The distribution date will be a date within ten (10) days following the prospectus mailing date designated above. You will be entitled to receive our shares even if you sold your PIDV shares after the record date. A certificate representing your shares of our common stock will be mailed to your address of record as of the record date. The mailing process is expected to take about thirty (30) days.

Distribution Agent	The distribution agent for the spin-off will be Corporate Stock Transfer, Denver, Colorado.

Listing and Trading of Our Shares

There is currently no public market for our shares. We do not expect a market for our common shares to develop until after the distribution date. Our shares will not qualify for trading on any national or regional stock exchange or on the Nasdaq Stock Market. We will attempt to have one or more broker/dealers agree to serve as marketmakers and quote

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our shares on the over-the-counter market on the OTC Electronic Bulletin Board maintained by the NASD. However, we have no present agreement, arrangement or understanding with any broker/dealer to serve as a marketmaker for our common shares. If a public trading market develops for our common shares, of which there can be no assurance, we cannot ensure that an active trading market will be available to you. Many factors will influence the market price of our shares, including the depth and liquidity of the market which develops, investor perception of our business, growth prospects and general market conditions.

 Underwriter 	Based on his role as trustee for the Birch Branch shares, Mr. Schumacher is considered an underwriter under applicable law. Mr. Schumacher is not being compensated for his role as trustee.

Background and Reasons for the Spin-Off

       Birch Branch is a corporation which was formed under the laws of the State of Colorado on September 28, 1989. Our Articles of Incorporation authorize our company to issue 500,000,000 shares of common stock with no par value per share and 50,000,000 shares of preferred stock with no par value per share.

       Birch Branch was a wholly-owned subsidiary of Pride Holdings, Inc. (Pride Holdings). Pride Holdings is a wholly-owned subsidiary of Pride, Inc. (Pride). Pride was a wholly-owned subsidiary of PIDV. On November 12, 2002, the directors of PIDV approved, subject to the effectiveness of a registration with the Securities and Exchange Commission, the pro rata spin-off of Pride to PIDV shareholders of record on November 26, 2002 on a pro rata basis, exclusive of shares issued to U.S. Medical Systems, Inc. (USMS) shareholders effective Novembers 12, 2002. PIDV entered into a share exchange agreement with USMS whereby USMS became a wholly-owned subsidiary of PIDV. This business combination completed in November 2002 was accounted for as a reverse acquisition of PIDV since the former controlling shareholders of USMS controlled PIDV after the transaction. Since USMS's business is not related to the real estate and mortgage investment business of Pride, the PIDV directors decided it was in the best interest of PIDV and Pride and PIDV's shareholders to spin-off Pride. PIDV changed its name to U.S.MedSys Corp. in March 2004.

       Simultaneously with the pro rata spin-off of Pride, the directors of Pride and Pride Holdings determined that Birch Branch should also be distributed on the same basis to the same qualified PIDV shareholders. Birch Branch is the owner of five residential lots comprising a total of eight acres in Nebraska. Since Birch Branch desired to develop this property and needed additional capital to fund this development and since Pride and Pride Holdings are not in the real estate development business, it was determined that it was in the best interest of Pride's shareholders to spin-off Birch Branch to the same PIDV qualified shareholders. The shares of Birch Branch are being held by Michael L. Schumacher, President, for the benefit of PIDV qualified shareholders, with instructions to authorize the distribution of the Birch Branch shares once the Form SB-2 is effective with the Securities and Exchange Commission.
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Mechanics of Completing the Spin-Off

         Within ten (10) days following the date that the SEC declares effective the registration statement that includes this prospectus, we will deliver to the distribution agent, Corporate Stock Transfer, 1,287,393 shares of our common stock to be distributed to the PIDV shareholders as of November 26, 2002, pro rata.

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       You will be entitled to receive our shares even if you sold your PIDV shares after the record date. A certificate representing your shares of our common stock will be mailed to your address of record as of the record date. The mailing process is expected to take about thirty (30) days.
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       No cash distributions will be paid. Fractional shares of our common stock issuable in accordance with the distribution will be rounded to the nearest whole.

       No holder of common shares of PIDV is required to make any payment or exchange any shares in order to receive our common shares in the spin-off distribution.

Capitalization

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       The following table sets forth our capitalization as of June 30, 2005. This section should be read in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus.
As of June 30, 2005

Current maturities of debt	14,084
Long-term debt	385,672
Total debt	399,756
Shareholders' (Deficit)
Preferred Stock, no par value, 50,000,000 shares authorized; no shares outstanding	-
Common Stock, no par value; authorized 500,000,000 shares: 1,287,393 issued and outstanding	65,613
Additional paid-in capital	-
Stock Subscriptions	-
Accumulated (deficit)	(5,173)
Accumulated (deficit) during developmental stage	(15,456)
Total shareholders' equity	44,984
Total shareholders' equity and capitalization	444,740

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Certain Market Information

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       There currently exists no public trading market for our common stock. We do not intend to develop a public trading market until the spin-off has been completed. There can be no assurance that a public trading market will develop at that time or be sustained in the future. Without an active public trading market, you may not be able to liquidate your shares without considerable delay, if at all. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this prospectus, including the many risks associated with an investment in our company, may have a significant impact on the market price of our common stock. Also, because of the relatively low price of our common stock, many brokerage firms may not effect transactions in the common stock.
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       Upon effectiveness of this SB-2, we plan to apply for quotation of the Common Stock on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. Birch Branch will have 1,287,393 shares of common stock issued and outstanding.

       Birch Branch has never paid a dividend on its common stock. We do not anticipate paying any dividends on our common stock in the foreseeable future. Management anticipates that earnings, if any, will be retained to fund our working capital needs and the expansion of our business. The paying of any dividends is in the discretion of the Board of Directors.

       Following the spin-off, we believe that there will be approximately 417 stockholders of record.

Selected Financial Data

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       Set forth below is our selected financial data as of and for the years ended June 30, 2005 and June 30, 2004. This financial information is derived from our consolidated financial statements and related notes included elsewhere in this prospectus and is qualified by reference to these consolidated financial statements and the related notes thereto.

Balance Sheet Data
	June 30, 2005	June 30, 2004

Total assets	444,740	280,741

Current assets	2,980	2,980

Current liabilities	14,084	603

Net working capital (deficit)	(11,104)	2,377

Shareholders' equity	44,984	57,972
Operating Statement Data	For the Year Ended June 30,
	2005	2004

Revenues	-	-

Net income (loss)	(12,988)	(1,252)

Weighted average number of common shares	1,287,393	1,287,393

Basic and diluted income (loss) per common share	(.01)	Nil

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Management's Discussion and Analysis of Financial Condition
and Results of Operations

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        Certain statements in this Management's Discussion and Analysis of Financial Condition and Results of Operations that are not historical facts are forward-looking statements such as statements relating to future operating results, existing and expected competition, financing and refinancing sources and availability and plans for future development or expansion activities and capital expenditures. Such forward-looking statements involve a number of risks and uncertainties that may significantly affect our liquidity and results in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements. Such risks and uncertainties include, but are not limited to, those related to effects of competition, leverage and debt service financing and refinancing efforts, general economic conditions, and changes in applicable laws or regulations. The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this report.

        Our activities have been primarily focused on real estate investment and it is a development stage enterprise since planned principal operations have not yet commenced. The development stage began when we commenced planning for the construction of the bed and breakfast on July 1, 2002. Accordingly, management does not consider the historical results of operations to be representative of our future results of operation.

Critical Accounting Policies

        We have identified the following policies below as critical to our business and results of operations. For further discussion on the application of these and other accounting policies, see Note 1 to the accompanying audited financial statements for the year ended June 30, 2005, included elsewhere in this Prospectus. Our reported results are impacted by the application of the following accounting policies, certain of which require management to make subjective or complex judgments. These judgments involve making estimates about the effect of matters that are inherently uncertain and may significantly impact quarterly or annual results of operations. For all of these policies, management cautions that future events rarely develop exactly as expected, and the best estimates routinely require adjustment. Specific risks associated with these critical accounting policies are described in the following paragraphs.

Use of Estimates in the Preparation of Financial Statements

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

        We have had no revenue during the two years ended June 30, 2005. Anticipated future operating revenue will represent daily room rentals and revenues from food and other services. Such revenues will be recorded as the rooms are rented or the services are performed.

Impairment of Long-Lived Assets

        We review our long-lived assets, including property, construction in progress, and equipment, for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.  We evaluate, at each balance sheet date, whether events and circumstances have occurred which indicate possible impairment.  As of June 30, 2005, we do not consider any of its long-lived assets to be impaired.

Plan of Operation for June 30, 2005 to June 30, 2006

        Birch Branch intends to market its bed and breakfast rental facility by local advertising, such as placing an advertisement in the local newspaper. We expect that the cost of local advertising will be insignificant. Operating costs are expected to increase due to commencement of operations and to range between $20,000 and $25,000, for the next twelve months. These operating costs include insurance, taxes, utilities, maintenance, food costs, janitorial, contract services, advertising and all other costs of operations. We expect to generate revenues in the next twelve months from rental income from referrals from certain individuals and entities that operate unrelated businesses nearby the property. Our President has agreed to allow interest to accrue rather than requiring payment on the funds advanced for the next five years. Management intends to acquire necessary services from independent contractors. Since there can be no assurances that rental income will be sufficient to cover operating costs for the foreseeable future, it may be necessary to raise additional funds. Due to our lack of operating history, raising additional funds may be difficult. Contingencies exist with respect to this matter. Our President has agreed to provide operating capital in the form of advances to cover operating expenses for the year ending June 30, 2006.

        We generated no revenues during the year ended June 30, 2005, and management does not anticipate any revenues until May 2006, as contemplated by our business plan.

Seasonality

        It is expected that our business will be seasonal with nearly all revenue generated during the period commencing May 1 and ending October 31. Therefore, we do not anticipate any material revenue until May 2006.
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Results of Operations

Year ended June 30, 2005

        We had no revenue for the year ended June 30, 2005.

        Operating expenses during the year ended June 30, 2005 totaled $12,988, consisting of professional fees of $10,546, real estate taxes of $1,405 and other expenses of $1,037.

Year ended June 30, 2004

       We had no revenue for the year ended June 30, 2004.

       Operating expenses during the year ended June 30, 2004 totaled $1,252, consisting of real estate taxes and filing fees.

Liquidity and Capital Resources

       At June 30, 2005, we had an unrestricted cash balance of approximately $2,980. Our current assets were approximately $2,980 at June 30, 2005 and our current liabilities totaled approximately $14,084, resulting in a net working capital of ($11,104).

Financial Position

       At June 30, 2005, we had commitments of approximately $25,000 for capital expenditures related to the completion and furnishing of the bed and breakfast. The bed and breakfast is now complete, and our President funded the necessary completion costs. The total amount funded by our President through September 30, 2005, including accrued interest totaled approximately $410,000. Our President has agreed to accrue interest at the rate of 8% per annum with a balloon payment due in five years (September 30, 2010) and with the note being collateralized by a first mortgage on the five lots and the bed and breakfast. No principal or interest payments are due prior to maturity. Our President has also agreed to provide advances sufficient to cover working capital needs through June 30, 2006. Management estimates it will take approximately $20,000 - $25,000 per year to fund existing operations. Should we decide to develop or improve the four remaining lots that it owns, it will require additional development capital. We currently have no plans to develop or build on the remaining four lots it owns.

Trends

       There are no known trends, events or uncertainties that have had or that are reasonably expected to have a material impact on the net sales or revenues or income from the bed and breakfast facility. Other than the operation of the bed and breakfast, our management has not made any commitments, which will require any material financial resources.
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Business

Business Development

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       We were organized on September 28, 1989 under the laws of the state of Colorado.  Until November 12, 2002, we were a wholly owned subsidiary of Pride Holdings, Inc.  Pride Holdings is a wholly-owned subsidiary of Pride, Inc. (Pride).  Pride was a wholly-owned subsidiary of Prime Rate Income & Dividend Enterprises, Inc. (PIDV).  On November 12, 2002, the directors of PIDV approved, subject to the effectiveness of a registration with the Securities and Exchange Commission, the spin-off of Pride to the PIDV shareholders of record on November 26, 2002 on a pro rata basis, exclusive of shares issued to U.S. Medsys Corp (USMS) shareholders effective November 12, 2002.  PIDV entered into a share exchange agreement with USMS whereby USMS became a wholly-owned subsidiary of PIDV.  This business combination completed in November 2002 was accounted for as a reverse acquisition of PIDV since the former controlling shareholders of USMS controlled PIDV after the transaction.  Since USMS's business is not related to the real estate and mortgage investment business of Pride, the PIDV directors decided it was in the best interest of PIDV and Pride and PIDV's shareholders to spin-off Pride. The conditions of the business combination agreement with USMS stipulate that Pride would be spun off to PIDV shareholders.  The shares of Pride are being held by Michael L. Schumacher, President, for the benefit of PIDV shareholders, in escrow with instructions to distribute the Pride shares once the Pride Form SB-2 is effective with the Securities and Exchange Commission. Management of Pride intends to continue operations of Pride in the same manner as prior to the spin-off and does not anticipate any additional corporate transactions which might impact the continuing interest of the shareholders.

       Simultaneously with the spin-off of Pride, Inc., the directors of Pride and Pride Holdings, Inc. determined that Birch Branch should also be distributed in the same manner to the same qualified PIDV shareholders.  We are the owner of five residential lots comprising a total of eight acres in Nebraska.  Since we desired to develop this property and needed additional capital to fund this development and since Pride and Pride Holdings, Inc. are not in the real estate development business, it was determined that it was in the best interest of Pride's shareholders to spin-off Birch Branch to the same PIDV qualified shareholders.  The shares of Birch Branch, Inc. are being held by Michael L. Schumacher, President, for the benefit of the PIDV qualified shareholders.  The shares will not be distributed to the PIDV qualified shareholders until such time the shares are registered under a Securities and Exchange Commission 1933 Exchange Act registration or until such time an appropriate exemption from such registration has been determined to be appropriate.

Current Business - Birch Branch, Inc.

       We own five adjoining lots in Nebraska, and we are in the business of owning and operating a bed and breakfast on one of those lots.  At November 12, 2002, we had tentative plans to build a replica of a historic artist's studio on one of the Nebraska lots, but had not commenced construction at that time. The tentative plans called for using the studio as a bed and breakfast type rental facility.  Construction began on the studio in 2003 and currently is now complete.  Since there are five lots included in this property, the remaining four lots are being held as investments for potential future development or sale. We do not currently have any plans for such development or sale.

Competition

        There are many bed and breakfast facilities in the U.S.A. According to an online service, BBOnline, there are more than 50 bed and breakfast facilities in the state of Nebraska. Also according to BBOnline, the nearest bed and breakfast facility is in Oshkosh, Nebraska, which is approximately 25 miles from our facility. There may also be additional local bed and breakfast facilities that are not listed on BBOnline.

Effect of Governmental Regulations: Compliance with Environmental Laws

       Various local zoning, homeowners associations and various other rules and regulations limit how properties may be used and require certain maintenance and repairs for properties. Residential property located in Keith County, Nebraska, where our property is located, may be used as a bed and breakfast under existing zoning regulations. Certain federal and state environmental protection statutes exist related to hazardous wastes and other environmental concerns. To our knowledge, we are in compliance with all environmental laws.

Property

       We currently use the mailing address of the offices of our President for company use. We currently have no need for office facilities and will use the studio for our minimal office facility needs.

        We own real estate property consisting of five lots in Nebraska. The construction of the bed and breakfast on one of the lots was for the purpose of income production. At this time, we have no plans to acquire further real estate or to develop the adjacent lots. Our Board of Directors and President, without a vote of the shareholders, will determine the appropriate use of the remaining lots.

        We financed the acquisition of the lots in Nebraska with our own capital plus advances from our President. We have no limitation policy on the number or amount of mortgages, which may be placed on our property. Our management believes that our property is adequately insured. We have no leases on our property or any option or contract to purchase any of our property.

        As of June 30, 2005, there were no liens or encumbrances against any of our property. We were in the process of converting the advances from our President to a mortgage note payable collateralized by the land and building owned by our company. The mortgage loan will accrue interest at 8% per annum with the total note and accrued interest due September 30, 2010.
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Employees

       We have no employees other than Michael L. Schumacher and George A. Powell, and they devote less than 5% of their time to our business.

Legal Proceedings

       We are not a party to any material legal proceedings, nor is our property the subject of any material legal proceeding.

Management

Directors, executive officers and key employees

Name:	Age:	Position:

Michael L. Schumacher	56	President, Treasurer, Chief Financial Officer and Director
George A. Powell	80	Vice President, Secretary and Director

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MICHAEL SCHUMACHER. Michael Schumacher has been President, Treasurer, Chief Financial Officer and a Director of our company since its acquisition by PIDV. Mr. Schumacher was President and Chairman of the Board of PIDV, a public real estate company, until December 2002. Mr. Schumacher was from October 1996 until September 1999, a director, president and treasurer of Rocky Mountain Power Company, a public real estate investment company. Mr. Schumacher has also been a director, president and treasurer of Pride, Inc., a real estate company, since inception, August 22, 2001. Mr. Schumacher was a director and officer of Sun Vacation Properties Corporation (formerly Commonwealth Equities, Inc.), an inactive public company, from November 2000 until February 2001, and a director and officer of Vacation Ownership Marketing, Inc., an inactive public company, from May 2000 until August 2001. Since January 2003, Mr. Schumacher has been Vice-President and a Director of Federal Mortgage Corporation of Puerto Rico (Federal), which was an inactive public company until March 31, 2005. Effective March 31, 2005, Federal acquired 100% ownership of Pride Lending, Inc. from a related party. Pride Lending, Inc. principally invests in mortgage loans. He was also, from June 2003 to May 31, 2005, a Vice-President and Director of National Superstars, Inc, an inactive public company until May 31, 2005. Effective May 31, 2005, National Superstars, Inc. completed a business combination with MSO Holdings, Inc. resulting in a change in control of National Superstars, Inc. Since January 2005, he has been President, Treasurer, Chief Financial Officer and a Director of Marwich II, Ltd., an inactive public company. Also since January 2005, he has been President, Treasurer, CFO and a director of Springfield Financial, Inc., an inactive public company. Since March 2005, he has been Secretary, Treasurer and a director of American Telstar, Inc., an inactive public company. Mr. Schumacher is President, Chairman of the Board, and controlling shareholder of Pride, Inc. and its wholly-owned subsidiaries, including Pride Equities, Inc. Pride, Inc. and its subsidiaries are primarily in the real estate investment business. Mr. Schumacher is and has been for more than 20 years, a Director and President of Schumacher & Associates, Inc., a certified public accounting firm located in Denver, Colorado that provides audit services, principally to public companies on a national basis throughout the U.S.A. Mr. Schumacher is a Certified Public Accountant, Certified Management Accountant and an Accredited Financial Planning Specialist. Mr. Schumacher has a Bachelor of the Sciences Degree in Business Administration with a major in accounting from the University of Nebraska at Kearney and a Masters in Business Administration from the University of Colorado.

GEORGE A. POWELL. George A. Powell has been Secretary, Vice-President and a Director of our company since its acquisition by PIDV. Mr. Powell has been a director, secretary and vice-president of Pride, Inc. since August 22, 2001. Mr. Powell was from October 1996 until September 22, 1999, a director, secretary and vice-president of Rocky Mountain Power Co., a public reporting company. Mr. Powell was previously, until November 12, 2002, a director, secretary and vice-president of Prime Rate Income & Dividend Enterprises, Inc. (PIDV). Since December 2004, he has been Vice-President and Secretary of

Springfield Financial, Inc., an inactive public company. Since January 2005, he has been secretary and a director of Marwich II, Ltd. Mr. Powell was previously a director and president of Continental Investors Life, Inc., a public reporting insurance company. Since Mr. Powell's retirement from the insurance business in 1988, he has been self-employed as a business consultant.
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Involvement in Certain Legal Proceedings

        During the last five (5) years none of our officers or directors have:
a.

had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

b.	been convicted in a criminal proceeding or subject to a pending criminal proceeding;

c.

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

d.

been found by a court of competent jurisdiction in a civil action, the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Committees of the Board of Directors

       Currently, we do not have any committees of the Board of Directors.

Director and Executive Compensation

       No compensation has been paid and no stock options granted to any of our officers or directors in the last three fiscal years.

Employment Agreements

       We have no written employment agreements with any of our executive officers or key employees.

Equity Incentive Plan

       We have not adopted an equity incentive plan, and no stock options or similar instruments have been granted to any of our officers or directors.

Indemnification and Limitation on Liability of Directors

       Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by Colorado law. Specifically, our directors will not be personally liable to our company or any of its shareholders for monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Revised Statutes Section 7-106-401 or the articles of incorporation if it is established that the director did not perform his duties in compliance with Colorado Revised Statutes Section 7-108-401, provided that the personal liability of a director in this circumstance shall be limited to the amount of distribution which exceeds what could have been distributed without violation of Colorado Revised Statutes Section 7-106-401 or the articles of incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained in the provisions will be construed to deprive any director of his right to all defenses ordinarily available to the director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

       At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Certain Relationships and Related Transactions

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       Once the spin-off distribution is affected, the Schumacher Plan will hold 681,368 shares of our issued and outstanding stock, representing 52.9% of our issued and outstanding common stock. Michael L. Schumacher is the sole beneficiary of the Schumacher Plan. The Schumacher Plan may be deemed a "parent" as defined under the rules and regulations promulgated under the Securities Act.

       As of June 30, 2005, our President had advanced $353,557 plus accrued interest at 8% per annum of $30,082 to our company for the construction in progress.  In addition, $1,092 had been advanced by a related party, for a total of $384,731 in construction in progress.  Our President has also funded the completion costs of the studio, including furnishings and accrued interest subsequent to June 30, 2005. This total cost, including accrued interest, approximates $410,000.  We are in the process of converting the advances to a mortgage note payable collateralized by the land and building owned by our company.  The mortgage loan will accrue interest at 8% per annum with the total note and accrued interest due five years from the date of completion of the construction. Construction note interest is being capitalized during the construction period.  Immaterial real estate taxes on this property, subject to the construction in progress, are expensed as incurred.

       At June 30, 2005, we owed $13,414 to Pride, Inc., a related party, of which $1,092 was related to the construction in progress as stated above. The advances are uncollateralized, bear no interest and have no written repayment terms. The advances were repaid in full in September 2005.
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       There were 1,325,000 shares of common stock outstanding at July 1, 2002. To facilitate the one for one distribution, 37,607 shares were cancelled for no consideration.

       We use the mailing address of the offices of its President for its mailing address. No expense provision for this use has been provided since it has been determined that it is immaterial.

Principal Stockholders

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       To our knowledge, the following table sets forth, as of September 30, 2005, information regarding the ownership of our common stock by:

*	persons who own more than 5% of our common stock;

*	each of our directors and each of our executive officers; and

*	all directors and executive officers as a group.

This table sets forth stock our actual stock ownership as of June 30, 2005, and our stock ownership assuming the completion of the spin-off of our shares to the shareholders of record of PIDV declared November 12, 2002 to be effective November 26, 2002. Each person has sole voting and investment power with respect to the shares shown, except as noted.
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	Amount and Nature of Beneficial Ownership
Name and Address	Before Spin-off		After Spin-off
of Beneficial Owner	Number	Percent(1)	Number	Percent(1)

Michael L. Schumacher(2) President, Treasurer, Chief Financial Officer & Director 2525 Fifteen Street Suite 3H Denver, CO 80211	0	0	693,054	53.8

Harold L. Morris(3) 4 Harbor Pointe Corona Del Mar, CA 92625	0	0	364,059	28.3

George A. Powell Vice President, Secretary & Director 7333 S. Fillmore Circle Littleton, CO 80122	0	0	670	0*

All Officers and Directors as a Group (2 persons)			693,724	53.9

_______________________
       *    Less than 1%.
(1)	Percentages based upon 1,287,393 shares issued and outstanding.
(2)

Michael L. Schumacher owns 7,264 shares individually. In addition, Mr. Schumacher, President and Director of Birch Branch is the sole beneficiary of the Schumacher & Associates, Inc. Money Purchase Plan & Trust (Schumacher Plan), which owns 681,368 shares of Birch Branch. Shares owned by the Schumacher Plan are considered to be beneficially owned by Mr. Schumacher. Mr. Schumacher's beneficial ownership also includes the following shares owned by certain relatives of Mr. Schumacher:

Owner	Relationship	Number of Shares

Jada Schumacher	Daughter	1,024
Spencer Schumacher	Son	1,024
Quinn Schumacher	Son	1,024
Ralph and Alma Schumacher	Parents	366
Roberta and Timothy Weiss	Sister and her spouse	328
Constance and Gary Novak	Sister and her spouse	328
Cynthia Rubinson	Sister	328

Total		4,422
(3)

Harold L. Morris individually owns 132,680 shares of Birch Branch. In addition, Harold L. Morris and his spouse, Connie Morris are the sole beneficiaries of the Harold L. Morris Profit Sharing Plan, which owns 168,395 shares of Birch Branch. Applegates Landing I, a Harold L. Morris family partnership owns 48,598 shares. Mr. Morris' beneficial ownership also includes the following shares owned by certain relatives:

Owner	Relationship	Number of Shares

Debra L. Morris	Daughter	9,592
Gary A. Morris	Brother	4,794
Total		14,386

       Under SEC Rules, we include in the number of shares owned by each person the number of shares issuable under outstanding options if those options are exercisable within 60 days of the date of this prospectus. We calculate the ownership of each person who owns exercisable options by adding (i) the number of exercisable options for that person only to (ii) the number of total shares outstanding and dividing that result into (iii) the total number of shares and exercisable options owned by that person.

Federal Income Tax Considerations

General

       The following discusses U.S. federal income tax consequences of the spin-off transactions to PIDV stockholders who hold PIDV common stock as a capital asset. The discussion which follows is based on the Internal Revenue Code, Treasury Regulations issued under the Internal Revenue Code, and judicial and administrative interpretations of the Code, all as in effect as of the date of this Prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not intended as a complete description of all tax consequences of the spin-off, and in particular may not address U.S. federal income tax considerations applicable to PIDV stockholders who are subject to special treatment under U.S. federal income tax law. Stockholders subject to special treatment include, for example:
*

foreign persons (for income tax purposes, a non-U.S. person is a person who is not a citizen or a resident of the United States, or an alien individual who is a lawful permanent resident of the United States, or meets the substantial presence residency test under the federal income tax laws, or a corporation, partnership or other entity that is not organized in or under the laws of the United States or any state thereof or the District of Columbia),

*	financial institutions,

*	dealers in securities,

*	traders in securities who elect to apply a market-to-market method of accounting,

*	insurance companies,

*	tax-exempt entities,

*	holders who acquire their shares pursuant to the exercise of employee stock options or other compensatory rights, and

*	holders who hold PIDV common stock as part of a hedge, straddle, conversion or constructive sale.

Further, no information is provided in this Prospectus with respect to the tax consequences of the spin-off under applicable foreign or state or local laws.

       PIDV stockholders are urged to consult with their tax advisors regarding the tax consequences of the spin-off to them, as applicable, including the effects of U.S. federal, state, local, foreign and other tax laws.

       We believe that the distribution will not qualify as a tax-free distribution because we do not believe it meets the requirements of Section 355 of the Code.

       Based upon the assumption that the spin-off fails to qualify as a tax-free distribution under Section 355 of the Code, then each PIDV stockholder receiving our shares of common stock in the spin-off generally would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of our common stock when received. This would result in:
*	a dividend to the extent paid out of PIDV's current and accumulated earnings and profits at the end of the year in which the spin-off occurs; then

*

a reduction in your basis in PIDV common stock to the extent that the fair market value of our common stock received in the spin-off exceeds your share of the dividend portion of the distribution referenced above; and then

*	gain from the sale or exchange of PIDV common stock to the extent the amount received exceeds the sum of the portion taxed as a dividend and the portion treated as a reduction in basis.

*

each shareholder's basis in our common stock will be equal to the fair market value of such stock at the time of the spin-off. If a public trading market for our common stock develops, we believe that the fair market value of the shares will be equal to the public trading price of the shares on the distribution date. However, if a public trading market for our shares does not exist on the distribution date, other criteria will be used to determine fair market value, including such factors as recent transactions in our shares, our net book value and other recognized criteria of value.

       Following completion of the distribution, information with respect to the allocation of tax basis among PIDV and our common stock will be made available to the holders of PIDV common stock.

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Back-up Withholding Requirements

       U.S. information reporting requirements and back-up withholding may apply with respect to dividends paid on and the proceeds from the taxable sale, exchange or other disposition of our common stock unless the stockholder:
*	is a corporation or comes within certain other exempt categories and, when required, demonstrates these facts; or

*

provides a correct taxpayer identification number, certifies that there has been no loss of exemption from back-up withholding and otherwise complies with applicable requirements of the back-up withholding rules.

       A stockholder who does not supply PIDV with his, her or its correct taxpayer identification number may be subject to penalties imposed by the I.R.S. Any amount withheld under these rules will be creditable against the stockholder's federal income tax liability. Stockholders should consult their tax advisors as to their qualification for exemption from back-up withholding and the procedure for obtaining such exemption. If information reporting requirements apply to the stockholder, the amount of dividends paid with respect to the stockholder's shares will be reported annually to the I.R.S. and to the stockholder.

Federal Securities Laws Consequences

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       Of the 1,287,393 shares of Birch Branch common stock distributed to PIDV stockholders in the spin-off, all 1,287,393 shares will be freely transferable under the act, except for those securities received by persons who may be deemed to be affiliates of Birch Branch under Securities Act rules. Persons who may be deemed to be affiliates of Birch Branch after the spin-off generally include individuals or entities that control, are controlled by or are under common control with Birch Branch, such as our directors and executive officers. Approximately 1,057,113 shares of our common stock will be held by affiliates after completion of the spin-off.
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       Persons who are affiliates of Birch Branch generally will be permitted to sell their shares of Birch Branch common stock received in the spin-off only pursuant to Rule 144 under the Securities Act. However, because the shares received in the spin-off are not restricted securities, the holding period requirement of Rule 144 will not apply. As a result, Birch Branch common stock received by Birch Branch affiliates pursuant to the spin-off may be sold if certain provisions of Rule 144 under the Securities Act are complied with (e.g., the amount sold within a three-month period does not exceed the greater of one percent of the outstanding Birch Branch common stock or the average weekly trading volume for Birch Branch common stock during the preceding four-week period, and the securities are sold in "broker's transactions" and in compliance with certain notice provisions under Rule 144).

Description of Securities

       We are authorized to issue up to 500,000,000 shares of no par value common stock and 50,000,000 shares of no par value preferred stock. As of June 30, 2005 1,287,393 shares of Common Stock and no shares of preferred stock were issued and outstanding. Following the spin-off, we believe that there will be approximately 417 stockholders of record, based upon the number of record holders of PIDV common shares as of the record date. All of our common shares distributed in the spin-off will be duly authorized, fully paid and nonassessable. The shares of Birch Branch are being held by Michael L. Schumacher, President, for the benefit of PIDV qualified shareholders, with instructions to distribute the Birch Branch shares once the Form SB-2 is effective with the Securities and Exchange Commission.

Common Stock

       Our authorized common stock consists of 500,000,000 shares of Common Stock.

       Each holder of common stock is entitled to one vote for each share held of record. There is no right to cumulative voting of shares for the election of directors. The shares of Common Stock are not entitled to pre-emptive rights and are not subject to redemption or assessment. Each share of Common Stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor. Upon our liquidation, dissolution or winding up, the holders of Common Stock are entitled to receive, pro-rata, our assets which are legally available for distribution to stockholders. The preferred stock is entitled to a preference in liquidation over common stock. The issued and outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

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       We are authorized to issue up to 50,000,000 shares of no par value preferred stock. Our preferred stock can be issued in one or more series as may be determined from time to time by our Board of Directors. In establishing a series, our Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. Our Board of Directors has the authority, without stockholder approval, to fix the rights, preferences, privileges and restrictions of any series of preferred stock including, without limitation:

*	the rate of distribution,
*	the price at and the terms and conditions on which shares shall be redeemed,
*	the amount payable upon shares for distributions of any kind,
*	sinking fund provisions for the redemption of shares,
*	the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and
*	voting rights except as limited by law.

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      Although we currently do not have any plans to issue shares of preferred stock or to designate any series of preferred stock, there can be no assurance that we will not do so in the future. As a result, we could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption to common stock. Our common stockholders have no redemption rights. In addition, our Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

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Transfer Agent and Registrar

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       The transfer agent and registrar for our common stock is Corporate Stock Transfer, Denver, Colorado.

Reports to Stockholders

       We intend to furnish annual reports to stockholders which will include audited financial statements reported on by our independent certified public accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders as we deem appropriate.

Legal Matters

       The validity of the issuance of the shares we are offering will be passed upon for our company by Clifford L. Neuman, P.C, Boulder, Colorado.

Experts

       The consolidated financial statements of Birch Branch as of and for the years ended June 30, 2004 and 2003 included herein and elsewhere in the Registration Statement have been audited by Miller and McCollom, independent certified public accountants, to the extent set forth in their report appearing herein and elsewhere in the Registration Statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

Where You Can Find More Information

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       You may read and copy any document we file at the Commission's Public Reference Room in Washington, D.C. The Public Reference Room is located in Room 1580, 100 F Street N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.

       We have filed with the Commission a Registration Statement on Form SB-2 to register the shares of our common stock to be distributed in the spin-off. This prospectus is part of that Registration Statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the Registration Statement. For further information about our company or our common stock, you may refer to the Registration Statement and to the exhibits filed as part of the Registration Statement.

       We are not currently subject to the informational filing requirements of the Exchange Act. However, as a result of this offering, we will become subject to these requirements and will file periodic reports, including annual reports containing audited financial statements, reports containing unaudited interim financial statements, quarterly and special reports, proxy statements and other information with the Commission. We will provide without charge to each person who receives this prospectus copies of our reports and other information which we file with the Commission. Your request for this information should be directed to our President and Chief Financial Officer, Michael L. Schumacher, at our corporate office in Denver, Colorado. You can also review this information at the public reference rooms of the Commission and on the Commission's website as described above.

INDEX TO FINANCIAL STATEMENTS

BIRCH BRANCH, INC.
(A Development Stage Company)

FINANCIAL STATEMENTS

with

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Birch Branch, Inc.
Denver, CO

We have audited the accompanying balance sheets of Birch Branch, Inc. (a development-stage company) as of June 30, 2005 and the related statements of operations, stockholders' equity and cash flows for the two years ended June 30, 2005 and 2004 and for the period from July 1, 2002 (date of commencement of development stage) through June 30, 2005. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements, referred to above, present fairly, in all material respects, the financial position of Birch Branch, Inc. (a development-stage company) as of June 30, 2005 and the related statements of operations and cash flows for the two years ended June 30, 2005 and 2004 and for the period from July 1, 2002 (date of commencement of development stage) through June 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

Miller & McCollom
Certified Public Accountants
4350 Wadsworth Blvd., Suite 300
Wheat Ridge, CO 80033

October 11, 2005

BIRCH BRANCH, INC.
(A Development Stage Company)

BALANCE SHEETS
JUNE 30, 2005
ASSETS

Current Assets:
Cash	$ 2,980
Total Current Assets	2,980

Real estate, land (Note 4)	55,595
Real estate, construction in progress (Note 4)	384,731
Other assets	1,434

TOTAL ASSETS	$ 444,740

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable, related party (Note 4)	$ 13,414
Accrued real estate taxes	670
Total Current Liabilities	14,084

Advance payable, related party (Note 4)	355,590
Accrued interest payable, related party (note 4)	30,082

TOTAL LIABILITIES	399,756

Commitments and contingencies (Notes 1, 2, 3, and 4)

Stockholders' Equity:
Preferred stock, no par value
50,000,000 shares authorized,
none issued and outstanding	-
Common stock, no par value,
500,000,000 shares authorized,
1,287,393 issued and outstanding	65,613
Accumulated (Deficit)	(5,173)
Accumulated (Deficit) during Development Stage	(15,456)

TOTAL STOCKHOLDERS' EQUITY	44,984

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 444,740

The accompanying notes are an integral part of the financial statements.

BIRCH BRANCH, INC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS
For the Period from July 1, 2002 (date of commencement of development stage)
through June 30, 2005
			For the period
			From July 1,
			2002 (date of
			commencement of
			development stage)
	Year Ended		through
	June 30,		June 30,
	2005	2004	2005

Revenue	$ -	$ -	$ -

Expenses
Accounting and auditing	7,495	-	7,495
Legal fees	3,051	-	3,051
Real estate taxes	1,405	1,227	3,823
Filing fees	1,037	25	1,087
	12,988	1,252	15,456

Net (Loss)	$ (12,988)	$ (1,252)	$ (15,456)

Per Share	$ (.01)	$ nil	$ (.01)

Weighted Average Shares Outstanding	1,287,393	1,287,393	1,299,929

The accompanying notes are an integral part of the financial statements.

BIRCH BRANCH, INC.
(A Development Stage Company)

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
For the Period from July 1, 2002 (date of commencement of development stage) through
June 30, 2005
	Preferred No./Shares	Stock Amount	Common No./Shares	Stock Amount	Accumulated (Deficit)	Accumulated (Deficit) during Development Stage	Total
Balance at July 1, 2002	-	$ -	1,325,000	$63,189	$ (5,173)	$ -	$ 58,016
Cash capital contributions	-	-	-	1,192	-	-	1,192
Common stock canceled (Note 4)	-	-	(37,607)	-	-	-	-
Net loss for the year ended June 30, 2003	-	-	-	-	-	(1,216)	(1,216)
Balance at June 30, 2003	-	-	1,287,393	64,381	(5,173)	(1,216)	57,992
Cash capital contributions	-	-	-	1,232	-	-	1,232
Net loss for the year ended June 30, 2004	-	-	-	-	-	(1,252)	(1,252)
Balance at June 30, 2004	-	-	1,287,393	65,613	(5,173)	(2,468)	57,972
Net loss for the year ended June 30, 2005	-	-	-	-	-	(12,988)	(12,988)
Balance at June 30, 2005	-	$ -	1,287,393	$65,613	$ (5,173)	$ (15,456)	$ 44,984

The accompanying notes are an integral part of the financial statements.

BIRCH BRANCH, INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS
For the Period from July 1, 2002 (date of commencement of development stage)
through June 30, 2005
			For the period
			from July 1,
			2002 (date of
			commencement of
			development stage)
	Year Ended		Through
	June 30,		June 30,
	2005	2004	2005

Cash Flows from Operating Activities:
Net (Loss)	$ (12,988)	$ (1,252)	$ (15,456)
Adjustment to reconcile net (loss) to net cash provided
by operating activities:
Increase in accrued real estate taxes	12,988	20	13,032
Net Cash (Used in) Operating Activities	-	(1,232)	(2,424)

Cash Flows from Investing Activities
	-	-	-

Cash Flows from Financing Activities:
Additional paid-in capital	-	1,232	2,424
Net Cash Provided by Financing Activities	-	-	2,424

Increase in Cash	-	-	-

Cash, Beginning of Period	2,980	2,980	2,980

Cash, End of Period	$ 2,980	$ 2,980	$ 2,980

Interest Paid	$ -	$ -	$ -

Income Taxes Paid	$ -	$ -	$ -

Supplementary Schedule of Non-cash Transactions:

Construction in progress financed
by advances payable from related party
including accrued interest (Note 4)	$ 163,506	$ 222,166	$ 385,672

The accompanying notes are an integral part of the financial statements.

BIRCH BRANCH, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
June 30, 2005 and 2003

(1) Organization and Summary of Accounting Policies

This summary of significant accounting policies of Birch Branch, Inc. (Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements.

           Organization

The Company was organized on September 28, 1989 under the laws of the state of Colorado. Until November 12, 2002, the Company was a wholly owned subsidiary of Pride Holdings, Inc. Pride Holdings is a wholly-owned subsidiary of Pride, Inc. (PRIDE). Pride, Inc. was a wholly-owned subsidiary of Prime Rate Income & Dividend Enterprises, Inc. (PIDV). On November 12, 2002, the directors of PIDV approved, subject to the effectiveness of a registration with the Securities and Exchange Commission, the spin-off of PRIDE to the PIDV shareholders of record on November 26, 2002 on a pro rata basis, exclusive of shares issued to U.S. Medical Systems, Inc. (USMS) shareholders effective November 12, 2002. PIDV entered into a share exchange agreement with USMS whereby USMS became a wholly-owned subsidiary of PIDV. This business combination completed in November, 2002, was accounted for as a reverse acquisition of PIDV since the former controlling shareholders of USMS controlled PIDV after the transaction. Since USMS's business is not related to the real estate and mortgage investment business of PRIDE, the PIDV directors decided it was in the best interest of PIDV and PRIDE and PIDV's shareholders to spin-off PRIDE. The conditions of the business combination agreement with USMS stipulate that PRIDE would be spun-off to PIDV shareholders. The shares of PRIDE are being held by Michael L. Schumacher, President, for the benefit of PIDV shareholders, in escrow with instructions to distribute the PRIDE shares once the PRIDE Form 10-SB is effective with the Securities and Exchange Commission. Management of PRIDE intends to continue operations of PRIDE in the same manner as prior to the spin-off and does not anticipate any additional corporate transactions which might impact the continuing interest of the shareholders.

Simultaneous with the spin-off of Pride, Inc., the directors of Pride and Pride Holdings, Inc. determined that Birch Branch should also be distributed in the same manner to the same qualified PIDV shareholders. Birch Branch is the owner of five residential lots comprising a total of eight acres in Nebraska. Since Birch Branch desired to develop this property and needed additional capital to fund this development, it was determined that it was in the best interest of Pride's shareholders to spin-off Birch Branch to the same PIDV qualified shareholders.

            Description of Business

Birch Branch is principally in the real estate investment business. Birch Branch owns real estate in Nebraska. At November 12, 2002, Birch Branch had tentative plans to build a replica of a historic artist's studio (Studio) on one of the Nebraska lots, but had not commenced construction at that time. The tentative plans called for using the Studio as a bed and breakfast type rental facility. Construction began on the Studio in 2003 and was approximately 99% complete at June 30, 2005, and 100% complete on September 7, 2005. Since there are five lots included in this property, the remaining four lots are being held as investments for potential future development or sale.

            Development Stage Enterprise

Based upon the Company's business plan, it is a development stage enterprise since planned principal operations have not yet commenced. Accordingly, the Company presents its financial statements in conformity with the accounting principles generally accepted in the United States of America that apply in establishing operating enterprises. As a development stage enterprise, the Company discloses the deficit accumulated during the development stage and the cumulative statements of operations and cash flows from commencement of development stage to the current balance sheet date. The development stage began when the Company commenced planning for the construction of the Studio, July 1, 2002.

            Per Share Information

Per share information is computed by dividing the net income or loss by the weighted average number of shares outstanding during the period.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

            Risks and Uncertainties

The Company is subject to substantial business risks and uncertainties inherent in starting a new business. There is no assurance that the company will be able to generate sufficient revenues or obtain sufficient funds necessary for launching a new business venture.

            Revenue Recognition

The Company had no revenue during the two years ended June 30, 2005. Anticipated future operating revenue will represent daily room rentals and revenues from food and other services. Such revenues will be recorded as the rooms are rented on a straight-line basis or the services are performed.

            Cash and Cash Equivalents

The Company considers cash and cash equivalents to consist of cash on hand and demand deposits in banks with an initial maturity of 90 days or less.

            Property, Construction in Progress, and Furnishings

Property, construction in progress and furnishings are stated at cost and will be depreciated upon receipt of a certificate of occupancy, on the straight-line method over their respective estimated useful lives ranging from 3 to 40 years.

            Impairment of Long-Lived Assets

The Company reviews its long-lived assets, including property, construction in progress, and equipment, for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.  The Company evaluates, at each balance sheet date, whether events and circumstances have occurred which indicate possible impairment.  As of June 30, 2005, the Company does not consider any of its long-lived assets to be impaired.

            Fair Value of Financial Instruments

The Company, as required, discloses fair value information about financial instruments when it is practicable to estimate that value. The carrying value of the Company's cash, cash equivalents, and accounts payable approximate their estimated fair values due to their short-term maturities.

            Recent Accounting Pronouncements

There were various accounting standards and interpretations issued during 2005 and 2004, none of which are expected to have a material impact on the Company's consolidated financial position, operations, or cash flows.

            Income Taxes

The Company records deferred tax assets and liabilities for temporary differences between the tax bases of assets and liabilities and the amounts at which they are carried in the financial statements, the effect of net operating losses, based upon the enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

            Other

            The Company has selected June 30 as its fiscal year end.

            The Company has paid no dividends during the years ended June 30, 2005 and 2004.

            No advertising expense has been incurred.

            The Company has not entered into any leases.

            All of the Company's assets are located in the United States.

(2)    Income Taxes

As of June 30, 2005, the Company has an estimated net operating loss carry forward of approximately $20,629 to offset future taxable income. The net operating loss carry forward, if not used, will expire in various years through 2024, and use may be restricted if there is a change in ownership. No deferred income taxes have been recorded because of the uncertainty of future taxable income to be offset.

Significant components of the Company's net deferred income tax asset are as follows:

Net operating losses carry forward	$ 3,816
Deferred income tax allowance	(3,816)
Net deferred income tax asset	$ -

The change in the deferred tax asset and related allowance was $2,402.

The reconciliation of income tax (benefit) computed at the federal statutory rate to income tax expense (benefit) is as follows for the years ended June 30, 2005 and 2004:

Tax (benefit) at Federal statutory rate	(15.00)%
State tax (benefit) net of Federal benefit	(3.50)
Valuation allowance	18.50
Tax provision (benefit)	-

(3)      Common and Preferred Stock

The Company's articles of incorporation authorize the issuance of 500,000,000 shares of no par common stock and 50,000,000 shares of no par preferred stock. At June 30, 2005, there were 1,287,393 shares of common stock outstanding. At June 30, 2005, there were no preferred shares outstanding. Terms and preferences of future issuances of preferred stock, if any, are at the discretion of the Company's Board of Directors.

The Company's outstanding common stock has been issued to its President to be held in trust for the distribution to qualified spin-off shareholders upon the effectiveness of a registration statement with the Securities and Exchange Commission. During March 2003, the Company's outstanding common stock was reduced to 1,287,393 shares to match the number of shares to be distributed to eligible shareholders.

(4)     Related Party Transactions

As of June 30, 2005, the Company's President has advanced $355,590, plus accrued interest at 8% per annum of $30,082 to the Company for the construction in progress. Subsequent to June 30, 2005, the Company's President has funded approximately an additional $35,000 including construction interest for the completion costs of the Studio. Since the construction has been completed, the Company's President and the Company are in the process of converting the advance to a mortgage note payable collateralized by the land and building owned by the Company.

The mortgage loan will accrue interest at 8% per annum with the total note and accrued interest due five years from the date of completion of the construction. Construction note interest is being capitalized during the construction period. Immaterial real estate taxes on this property, subject to the construction in progress, are expensed as incurred.

As of June 30, 2005, $13,414 was payable to Pride, Inc., a related party. Subsequent to June 30, 2005, the balance was paid in full.

There were 1,325,000 shares of common stock outstanding at July 1, 2002. To facilitate the one for one distribution, 37,607 shares were cancelled for no consideration.

The Company uses the offices of its President for its minimal office facility needs for no consideration. No provision for these costs has been provided since it has been determined that they are immaterial.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Birch Branch, Inc.

Spin-Off of 1,287,393 Shares of Common Stock

_________________, 2005

Until ___________, 2005 (90 days after the date of this prospectus), all dealers affecting transactions in the shares offered by this prospectus - whether or not participating in the offering - may be required to deliver a copy of this prospectus. Dealers may also be required to deliver a copy of this prospectus when acting as underwriters and for their unsold allotments or subscriptions.

TABLE OF CONTENTS
	Page

Forward-Looking Statements	4
Prospectus Summary	5
Risk Factors	7
Spin-Off and Plan of Distribution	13	____________________________
Capitalization	16
Certain Market Information	17	Prospectus
Management Discussion	19
Business	21	____________________________
Management	24
Certain Transactions	27
Principal Stockholders	28	___________, 2005
Federal Income Tax Considerations	30
Description of Securities	32
Legal Matters	34
Experts	34
Available Information	34

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers.

       Colorado corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

       Colorado corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

       The Company's Articles of Incorporation limit the liability of its officers, directors, agents, fiduciaries and employees to the fullest extent permitted by the Colorado Revised Statutes. Specifically, directors of the Company will not be personally liable to the Company or any of its shareholders for monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Revised Statutes Section 7-106-401 or the articles of incorporation if it is established that the director did not perform his duties in compliance with Colorado Revised Statutes Section 7-108-401, provided that the personal liability of a director in this circumstance shall be limited to the amount of distribution which exceeds what could have been distributed without violation of Colorado Revised Statutes Section 7-106-401 or the articles of incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained in the provisions will be construed to deprive any director of his right to all defenses ordinarily available to the director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company is aware that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 25.    Other Expenses of Issuance and Distribution.

       The estimated expenses of the offering, all of which are to be borne by Birch Branch, are as follows:
SEC Filing Fee	$ 100.00
Printing Expenses	5,000.00
Accounting Fees and Expenses	10,000.00
Legal Fees and Expenses	10,000.00
Blue Sky Fees and Expenses	5,000.00
Registrar and Transfer Agent Fee	3,000.00
Miscellaneous	3,000.00

Total	$ 36,100.00

Item 26.    Recent Sales of Unregistered Securities.

       Birch Branch was a wholly-owned subsidiary of PIDV. During the last three years, the only shares issued during this period were issued to Michael L. Schumacher, Trustee, for the benefit of the PIDV shareholders eligible for the distribution.

Item 27.     Exhibits

       a.    The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K:
	Ex. No.	Title
+	3.1	Articles of Incorporation
+	3.2	Bylaws
*	5.0	Opinion of Clifford L. Neuman, P.C. regarding the legality of the securities being registered
++	10.1	Financing Agreement dated July 1, 2004
	10.2	Financing Agreement dated July 1, 2005, as amended
	23.1	Consent of Independent Registered Public Accounting Firm
*	23.2	Consent of Clifford L. Neuman, PC (Incorporated into Exhibit 5.0)

+ Incorporated by reference from the Registrant's Current Report on Form 10-SB as filed with the Commission on September 13, 2004

++ Incorporated by reference from the Registrant's Current Report on Form 10-SB (A-1) as filed with the Commission on November 12, 2004.

* Previously filed.

Item 28.    Undertakings

       The undersigned Registrant hereby undertakes:

      Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

       In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

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       In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the city of Denver, State of Colorado, on the 26th day of October, 2005.
Birch Branch, Inc.,
a Colorado corporation

By: /s/ Michael L. Schumacher
Michael L. Schumacher, Chief Financial Officer

POWER OF ATTORNEY

       Each of the undersigned officers and directors of Birch Branch, Inc., hereby constitutes and appoints Michael L. Schumacher, Chief Financial Officer of the Company, his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this Registration Statement on Form SB-2, including post-effective amendments and other related documents, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys, or either of them individually, full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and the undersigned for himself hereby ratifies and confirms all that said attorneys shall lawfully do or cause to be done by virtue hereof.

       In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with Birch Branch, Inc. and on the dates indicated.
Signature	Title	Date

/s/ Michael L. Schumacher Michael L. Schumacher	President, Treasurer, Chief Financial Officer and Director (Principal Executive, Accounting and Financial Officer)	October 26, 2005

/s/ George A. Powell	Vice President, Secretary, and Director	October 26, 2005
George A. Powell

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